                                                                     Exhibit 2.3

================================================================================

                                RECAPITALIZATION
                                       AND
                            STOCK PURCHASE AGREEMENT

================================================================================

                              CIRCUIT HOLDINGS, LLC

                             PACIFIC CIRCUITS, INC.

                                       AND

                              LEWIS 0. COLEY, III,
                        THE COLLEEN BECKDOLT TRUST NO. 2,
                                       AND
                         THE IAN LEWIS COLEY TRUST NO. 2

                          DATED AS OF DECEMBER 15, 1998


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                                 TABLE OF CONTENTS

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                                                                            PAGE
ARTICLE I DEFINITIONS..........................................................1

ARTICLE II PURCHASE OF COMPANY SHARES..........................................6

   2.1   CONSUMMATION OF FINANCING; DIVIDEND ..................................6
   2.2   PURCHASE OF SHARES ...................................................7
   2.3   ADJUSTMENT OF PURCHASE PRICE .........................................7
   2.4   CLOSING ..............................................................9
   2.5   CLOSING DATE DELIVERIES ..............................................9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
SHAREHOLDERS .................................................................10

   3.1   ORGANIZATION; EXISTENCE AND POWER ...................................10
   3.2   CAPITAL STRUCTURE ...................................................11
   3.3   AUTHORITY ...........................................................11
   3.4   COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS ..........................11
   3.5   COMPANY FINANCIAL STATEMENTS.........................................12
   3.6   ABSENCE OF UNDISCLOSED LIABILITIES...................................12
   3.7   NO MATERIAL ADVERSE CHANGE ..........................................12
   3.8   TAXES ...............................................................14
   3.9   EMPLOYEES............................................................15
   3.10  EMPLOYEE BENEFIT PLANS...............................................15
   3.11  CERTAIN AGREEMENTS ..................................................16
   3.12  LITIGATION ..........................................................16
   3.13  TITLE TO AND CONDITION OF ASSETS.....................................17
   3.14  MAJOR CONTRACTS......................................................17
   3.15  CUSTOMERS AND SUPPLIERS..............................................18
   3.16  REAL PROPERTY .......................................................18
   3.17  ENVIRONMENTAL MATTERS................................................19
   3.18  TECHNOLOGY...........................................................20
   3.19  BROKERS AND FINDERS .................................................21
   3.20  PRODUCTS LIABILITY ..................................................21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER ...........................21

   4.1   ORGANIZATION; STANDING AND POWER ....................................21
   4.2   AUTHORITY ...........................................................22
   4.3   COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS ..........................22
   4.4   BROKERS AND FINDERS..................................................22

ARTICLE V ADDITIONAL AGREEMENTS ..............................................23

   5.1   ACCESS TO INFORMATION................................................23
   5.2   RIGHT OF OFFSET......................................................24
   5.3   EMPLOYEE BENEFITS ...................................................24
   5.4   PAYMENT OF INSURANCE PROCEEDS........................................25
   5.5   EXPENSES ............................................................25
   5.6   ADDITIONAL AGREEMENTS................................................25
   5.7   PUBLIC ANNOUNCEMENTS.................................................25
   5.8   TAXES................................................................25
   5.9   OPERATING LEASE......................................................28

ARTICLE VI CONDITIONS PRECEDENT ..............................................29

   6.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSACTION .....29


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

      6.1.1   CONSENTS........................................................29
      6.1.2   NO RESTRAINTS...................................................29
      6.1.3   NO BURDENSOME CONDITION.........................................29
   6.2   CONDITIONS OF OBLIGATIONS OF BUYER...................................29
      6.2.1   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
              SHAREHOLDERS....................................................29
      6.2.2   PERFORMANCE OF OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS..29
      6.2.3   CONSENTS AND APPROVALS .........................................30
      6.2.4   EMPLOYMENT AGREEMENTS ..........................................30
      6.2.5   OPINION OF COMPANY'S COUNSEL ...................................30
      6.2.6   FINANCING ......................................................30
   6.3   CONDITIONS OF OBLIGATIONS OF THE SHAREHOLDERS .......................30
      6.3.1   REPRESENTATIONS AND WARRANTIES OF BUYER ........................30
      6.3.2   PERFORMANCE OF OBLIGATIONS OF BUYER ............................30
      6.3.3   OPINION OF BUYER'S COUNSEL .....................................30

ARTICLE VII INDEMNIFICATION ..................................................31

   7.1   INDEMNIFICATION BY SHAREHOLDERS .....................................31
   7.2   INDEMNIFICATION BY BUYER ............................................31
   7.3   NOTICE OF CLAIMS ....................................................31
   7.4   DEFENSE OF THIRD PARTY CLAIMS .......................................32
   7.5   TIME LIMIT ..........................................................33
   7.6   LIMITATIONS .........................................................33
   7.7   SHAREHOLDER REPRESENTATIVE ..........................................34

ARTICLE VIII GENERAL PROVISIONS ..............................................34

   8.1   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS ..............34
   8.2   NOTICES .............................................................34
   8.3   INTERPRETATION ......................................................36
   8.4   COUNTERPARTS ........................................................37
   8.5   MISCELLANEOUS .......................................................37
   8.6   GOVERNING LAW .......................................................37


                                LIST OF SCHEDULES

Company Disclosure Schedule
Schedule 2.2(a) Number of Shares being Sold; Percentage Interest and Allocation of Purchase Price among Shareholders
Schedule 2.2(b)             Operating Leases
Schedule 2.2(c)             Equipment
Schedule 3.5                Company Financial Statements
Schedule 3.10               Employee Benefit Plans
Schedule 3.12               Litigation
Schedule 3.14               Major Contracts
Schedule 3.15               Customers and Suppliers
Schedule 3.16(a)            Owned Properties
Schedule 3.16(b)            Leased Premises
Schedule 3.17(d)            Aboveground Storage Tanks
Schedule 3.17(e)            Environmental Site Assessments
Schedule 3.18(a)            Registered Intellectual Property
Schedule 3.18(b)            Licensed Intellectual Property
Schedule 3.19               Brokers & Finders
Schedule 4.4                Brokers & Finders
Schedule 5.3(d)             Profit Sharing Plan Terms
Schedule 5.8(a)             Tax Refunds
Schedule 6.2.3              Third Party Consents
Schedule 6.2.4              Employees
Buyer Disclosure Schedule

                                LIST OF EXHIBITS

Exhibit 2.2                 Form of Promissory Note
Exhibit 2.5(a)(v)           Protective Covenant Agreement
Exhibit 5.3(a)              Form of Retention Bonus Plan
Exhibit 5.3(b)              Form of Stock Option Plan
Exhibit 5.3(c)              Form of Cash Incentive Compensation Plan
Exhibit 6.2.5               Opinion of Company's Counsel
Exhibit 6.3.3(a)            Opinion of Buyer's Counsel
Exhibit 6.3.3(b)            Opinion of Buyer's local Washington Counsel

                              RECAPITALIZATION AND
                            STOCK PURCHASE AGREEMENT

         THIS RECAPITALIZATION AND STOCK PURCHASE AGREEMENT (this "AGREEMENT"), is made effective as of December 15, 1998, by and among Circuit Holdings, LLC, a Delaware limited liability company ("BUYER"); Pacific Circuits, Inc. (the "COMPANY"); and Lewis 0. Coley, III ("COLEY"), the Colleen Beckdolt Trust No. 2, dated October 16, 1996 (the "BECKDOLT TRUST"), and the Ian Lewis Coley Trust No. 2, dated October 16, 1996 (the "COLEY TRUST," and together with the Beckdolt Trust, collectively, the "TRUSTS"), (the Trusts and Coley are sometimes collectively referred to as the "SHAREHOLDERS").

         INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Buyer, the Company, and the Shareholders hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         For purposes of this Agreement, capitalized terms shall have the following meanings:

         "ABOVEGROUND STORAGE TANK" shall mean a stationary device that is: (1) designed to contain an accumulation of Hazardous Substances; (2) constructed primarily of non-earthen materials to provide structural support; and (3) situated in such a way that the entire surface area of the tank is completely above the plane of the adjacent surrounding surface and the entire surface area of the tank (including the tank bottom) is able to be visually inspected.

         "ACCOUNTING ARBITRATOR" shall mean Price Waterhouse.

         "ACQUIRED SHARES" shall have the meaning given in Section 2.2.

         "ACQUIRED SHARES PURCHASE PRICE" shall have the meaning given in
Section 2.2.

         "AGREEMENT" shall mean this Recapitalization and Stock Purchase Agreement.

         "ALLOCATION" shall have the meaning given in Section 5.8(f)(11).

         "ANTITRUST LAWS" shall mean the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

         "ASSETS" shall mean all of the properties and assets owned or leased by the Company, except for the Owned Properties and the Leased Premises, whether personal or mixed, tangible or intangible, wherever located.

         "BUSINESS CONDITION" with respect to any entity shall mean the business, financial condition, results of operations or assets (without giving effect to the consequences of the Transaction contemplated by this Agreement) of such entity and its subsidiaries taken as a whole.

         "BUYER" shall mean Circuit Holdings, LLC, a Delaware limited liability company.

         "BUYER DISCLOSURE SCHEDULE" shall mean a document referring specifically to the representations and warranties in this Agreement that is delivered by Buyer to the Company prior to the execution of this Agreement.

         "BUYER NOTICE" shall have the meaning given in Section 5.8(c).

         "BUYER REQUIRED STATUTORY APPROVALS" shall have the meaning given in
Section 4.3(c).

         "CASH DIVIDEND" and "CASH DIVIDEND AMOUNT" shall each have the meaning given in Section 2.1.

         "CASH INCENTIVE COMPENSATION PLAN" shall have the meaning given in
Section 5.3.

         "CLAIM NOTICE" shall mean a written notice in reasonable detail of the facts and circumstances that form the basis of an indemnification claim hereunder and setting forth an estimated amount of the potential Losses and the sections of this Agreement upon which the claim for indemnification for such Losses is based.

         "CLOSING" shall mean the closing of the Transaction.

         "CLOSING DATE" shall have the meaning given in Section 2.4.

         "CLOSING STATEMENT" shall have the meaning given in Section 2.3(a).

         "CLOSING BALANCE SHEET" shall have the meaning given in Section 2.3(b).

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMPANY" shall mean Pacific Circuits, Inc., a Washington corporation.

         "COMPANY DISCLOSURE SCHEDULE" shall mean a document referring specifically to the representations and warranties in this Agreement that is delivered by the Company to Buyer prior to the execution of this Agreement.

         "COMPANY FINANCIAL STATEMENTS" shall have the meaning given in Section 3.5.

         "COMPANY INDEBTEDNESS" shall mean (i) debt for borrowed money, (ii) debt for the deferred purchase price for goods and services, some portion of which was due more than twelve (12) months after the date the purchase was consummated, (iii) all capitalized lease obligations

(but excluding all operating lease obligations), and (iv) any monetary obligation evidenced by an instrument with an original maturity date not less than twelve (12) months after the date of issue, in all cases determined from the Company's books and records in accordance with generally accepted accounting principles.

         "COMPANY REQUIRED STATUTORY APPROVALS" shall have the meaning given in
Section 3.4(c).

         "COMPANY SHARES" shall mean the issued and outstanding shares of capital stock of the Company.

         "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality and Nonsolicitation Agreement dated June 1, 1998, entered into between the Company and TC Management Partners, an affiliate of Buyer.

         "CONSENT" shall mean a consent, approval, Order, or authorization of, or registration, declaration, or filing with, or exemption by a Governmental Entity.

         "COUNTERNOTICE" shall mean a written objection to a claim or payment setting forth the basis for disputing such claim or payment.

         "CURRENT BALANCE SHEET" shall have the meaning given in Section 3.5.

         "ELECTION" shall have the meaning given in Section 5.8(f).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ENVIRONMENTAL LAWS" means all federal, state, regional or local statutes, laws, rules, regulations, codes, Orders, Licenses, plans, or ordinances where the Company conducts business, any of which govern pollution, protection of the environment, air emissions, water discharges, hazardous or toxic substances, or solid or hazardous waste, as any of these terms are defined in such statutes, laws, rules, regulations, codes, Order, Licenses, or ordinances.

         "ENVIRONMENTAL SITE ASSESSMENT" shall mean a study or investigation undertaken to determine if a particular parcel of real property is adversely affected by any contamination.

         "FINANCING" shall have the meaning set forth in Section 2.1.

         "FIXED ASSETS" shall mean all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture, and fixtures used by or located on the premises of the Company, set forth in the Current Balance Sheet, or acquired by the Company since the date of the Current Balance Sheet.

         "GOVERNMENTAL ENTITY" shall mean a court, administrative agency, or commission or other governmental authority or instrumentality, whether domestic or foreign.

         "HAZARDOUS SUBSTANCES" shall include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation chemicals, compounds, by-products, pesticides, asbestos-containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws, or which are at the time of Closing regulated, listed or controlled by, under or pursuant to any Environmental Laws.

         "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INCOME TAXES" shall mean any and all federal, state, or local Taxes imposed on net income.

         "INTELLECTUAL PROPERTY RIGHTS" shall mean the rights to all trademarks, trade names, service marks, trade dress, mask works, software, copyrights and any applications therefor, patents and any applications therefor, and intangible proprietary information or material, in each case, throughout the world, that in any material respect are used in the business of the Company as currently conducted.

         "IRS" shall mean the United States Internal Revenue Service.

         "KNOWLEDGE OF THE COMPANY" shall mean the actual knowledge, without further inquiry, of the following individuals: (i) Lewis 0. Coley, III, (ii) Gary Reinhardt, (iii) George Daliech, (iv) Gene Tasche, and (v) Steve Pointer.

         "LEASED PREMISES" shall mean all parcels of real estate subject to leases to which the Company is a party as a lessee.

         "LICENSED INTELLECTUAL PROPERTY" shall have the meaning set forth in
Section 3.18(b).

         "LICENSES" shall mean all licenses, certificates, permits, approvals and registrations as are required by any Governmental Entity for the conduct of the business of the Company.

         "LOSSES" shall mean direct and actual losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys' fees) of any kind net of insurance entitlements and tax benefits resulting from such items, and excluding all indirect and/or consequential damages of any kind.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect other than resulting from (i) changes attributable to conditions affecting the circuit board manufacturing business generally, (ii) changes in general economic conditions, or (iii) changes attributable to the announcement or pendency of the Transaction.

         "MINIMUM WORKING CAPITAL" shall have the meaning given in Section 2.2.

         "NOTICE OF DISPUTE" shall have the meaning given in Section 2.3(d).

         "NOTICES" shall mean non-compliance orders and notices of violation.

         "ORDERS" shall mean a decree, judgment, injunction, ruling or other order of a Governmental Entity having jurisdiction.

         "OWNED PROPERTY" shall mean a parcel of real estate owned by the Company as of the date hereof.

         "PAYMENT CERTIFICATE" shall mean a written claim for payment of Losses in reasonable detail and specifying the amount of such Losses.

         "PERCENTAGE INTEREST" shall mean the percentage interest of the total number of shares sold to Buyer transferred by each of the Shareholders in connection with the Transaction, as set forth on SCHEDULE 2.2(a) attached hereto.

         "PERMITTED EXCEPTIONS" shall have the meaning given in Section 3.16(a)(i).

         "PLAN" shall mean an employee bonus, profit sharing, retirement, stock purchase, stock option, recapitalization, insurance, medical, life, disability, severance, or other benefit plan which the Company maintains, contributes to, or participates in, or has at any time in the preceding three (3) years maintained, contributed to, or participated in.

         "PROCEEDING" shall mean any claim in writing, suit, action, or administrative or judicial proceeding.

         "PROCEEDING NOTICE" shall have the meaning given in Section 5.8(c).

         "PROFIT SHARING PLAN" shall mean the Pacific Circuits, Inc. Profit Sharing Plan.

         "PROMISSORY NOTES" shall have the meaning given in Section 2.2.

         "PROPOSED ALLOCATION" shall have the meaning given in Section
5.8(f)(i).

         "PURCHASE PRICE" shall have the meaning given in Section 2.2.

         "REGISTERED INTELLECTUAL PROPERTY" shall have the meaning set forth in
Section 3.18(a).

         "RETENTION BONUS PLAN" shall have the meaning given in Section 5.3.

         "RETURN PERIODS" shall have the meaning given in Section 3.8(a).

         "SHAREHOLDERS" shall mean Lewis 0. Coley, III; the Colleen Beckdolt Trust No. 2, dated October 16, 1996; and the Ian Lewis Coley Trust No. 2, dated October 16, 1996.

         "SHAREHOLDER REPRESENTATIVE" shall have the meaning given in Section
7.7.

         "STOCK OPTION PLAN" shall have the meaning given in Section 5.3.

         "TAX" and "TAXES" shall mean any and all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including without limitation any federal, state, local, or foreign net income, gross income, gross receipts, unitary, license, payroll, unemployment, excise, severance, stamp, premium, windfall profits, environmental, occupational, lease, fuel, customs, duties, capital stock, franchise, profits, withholding, Social Security, disability, real property, personal property (tangible and intangible), sales, use, transfer, registration, value added, alternative or minimum, estimated, or any other kind of tax whatsoever, including the recapture of any tax items, and including any interest, addition, penalty, or other associated charge thereto, whether disputed or not.

         "TAX RETURNS" shall mean any returns, informational returns, reports, or statements with respect to Taxes that are required to be filed with any taxing authority.

         "THIRD PARTY CLAIM" shall have the meaning given in Section 7.4.

         "TRANSACTION" shall mean the purchase by Buyer from the Shareholders of the Company Shares as set forth on SCHEDULE 2.2(a) attached hereto pursuant to the terms of this Agreement and all other transactions contemplated by this Agreement.

         "THRESHOLD AMOUNT" shall have the meaning given in Section 7.6.

         "WORKING CAPITAL" shall have the meaning given in Section 2.2.

         "WORKING CAPITAL DEFICIT" shall have the meaning given in
Section 2.3(a).

                                   ARTICLE II

                           PURCHASE OF COMPANY SHARES

         2.1 CONSUMMATION OF FINANCING; DIVIDEND. Upon the terms and subject to the conditions of this Agreement, (a) at the Closing, the Shareholders shall cause the Company to borrow from Dresdner Bank AG, New York and Grand Cayman Branches, on the terms previously described to the Shareholders (the "FINANCING"), in the amount of $62,500,000, the proceeds of which Financing (net of any fees, expenses and other costs required to be paid by the Company in connection with the Financing and the transactions contemplated hereby) shall be sufficient to pay the Cash Dividend Amount; and (b) at the Closing, the Company shall declare a dividend payable to the Shareholders and pay to the Shareholders on the Closing Date an amount in cash (the "CASH DIVIDEND"), equal to $49,212,080 (the "CASH DIVIDEND AMOUNT").

         2.2 PURCHASE OF SHARES. In consideration for the sale and transfer to Buyer by each of the Shareholders of the number of Company Shares set forth on
SCHEDULE 2.2(a) (collectively,
the "ACQUIRED SHARES"), and the representations, warranties, and covenants contained herein, Buyer agrees to pay to the Shareholders on the Closing Date, an aggregate amount equal to the sum of (a) $43,573,528 and (b) $41,144, representing the amounts paid in cash by the Company prior to the date hereof for the equipment listed on SCHEDULE 2.2(c), less (i) $5,069,161, representing the pay-off amount associated with the operating leases listed on SCHEDULE 2.2(b), (ii) $22,319, representing unpaid amounts related to the electroless line, (iii) any amounts by which the Company's working capital (the "WORKING CAPITAL") as of the Closing Date estimated on the Closing Statement is less than $10,000,000 (the "MINIMUM WORKING CAPITAL"), (iv) $1,098,192, representing the amount of Profit Sharing Plan contributions for plan year 1998 that the Shareholders have agreed to bear, and (v) $300,000, representing the amount of the year-end Christmas bonus to be paid by the Company to its employees that the Shareholders have agreed to bear (the "ACQUIRED SHARES PURCHASE PRICE", which equals $37,125,000; and, together with the Cash Dividend Amount, the "PURCHASE PRICE"). The Acquired Shares Purchase Price shall be allocated among the Shareholders based upon each Shareholder's Percentage Interest being transferred, as set forth on SCHEDULE 2.2(a), and the entire Purchase Price shall be payable by wire transfer of immediately available funds at Closing. In addition, at Closing the Company shall deliver to the Shareholders promissory notes in the form of EXHIBIT 2.2, attached hereto (the "PROMISSORY NOTES") in the aggregate principal amount of Four Million Dollars ($4,000,000). The Shareholders and Buyer agree that immediately prior to Closing, the Company may dividend out the cash and cash equivalents on the Closing Statement in the amount of $10,669,583.

         2.3 ADJUSTMENT OF PURCHASE PRICE. Notwithstanding the foregoing, the Purchase Price shall be adjusted as follows:

         (a) The Company shall prepare a statement (the "CLOSING STATEMENT"), as of 11:59 P.M. on the day prior to the Closing, estimating (i) Company Indebtedness, and (ii) the amount, if any, by which the Working Capital is less than the Minimum Working Capital (the "WORKING CAPITAL DEFICIT").

         (b) As soon as practicable after the Closing Date, but in no event more than ninety (90) days thereafter, Buyer shall cause to be prepared and delivered to the Shareholders an audited closing balance sheet of the Company as of the Closing Date (the "CLOSING BALANCE SHEET"), prepared in accordance with generally accepted accounting principles, consistent with the past practice of the Company, calculating Company Indebtedness, Working Capital, and the Working Capital Deficit.

         (c) (i) In the event that Company Indebtedness set forth on the Closing Balance Sheet exceeds Company Indebtedness set forth on the Closing Statement, the Shareholders shall pay to Buyer the amount of such excess.

                  (ii) In the event that Company Indebtedness set forth on the Closing Balance Sheet is less than Company Indebtedness set forth on the Closing Statement, Buyer shall pay to the Shareholders the amount of such shortfall.

                  (iii) In the event that the Working Capital Deficit estimated on the Closing Statement exceeds the Working Capital Deficit set forth on the Closing Balance Sheet, Buyer shall pay to the Shareholders the amount of such excess.

                  (iv) In the event that the Working Capital Deficit estimated on the Closing Statement is less than the Working Capital Deficit set forth on the Closing Balance Sheet, the Shareholders shall pay to Buyer the amount of such shortfall.

         (d) If a Shareholder wishes to dispute the Closing Balance Sheet, the Shareholder Representative shall notify Buyer in writing within ten (10) business days after the date of receipt of the Closing Balance Sheet. Such notice (a "NOTICE OF DISPUTE"), shall specify the points of disagreement, which shall be limited to a failure to be in accordance with generally accepted accounting principles, consistent with the past practice of the Company. Failure of the Shareholders to respond to the Closing Balance Sheet within the ten (10) business day notice period shall be deemed an acceptance of the Closing Balance Sheet prepared by Buyer, whereupon it shall be deemed finalized. In the event of the delivery to Buyer of a Notice of Dispute, Buyer and the Shareholders shall consult in good faith with respect to such point(s) of disagreement in an effort to resolve such dispute. If such dispute cannot be resolved within fifteen (15) days after Buyer receives the Notice of Dispute, the Shareholders and the Company hereby mutually agree to appoint Price Waterhouse (the "ACCOUNTING ARBITRATOR"), to determine all outstanding points of disagreement with respect to the Closing Balance Sheet.

         (e) Buyer and the Shareholders agree that in resolving any dispute with respect to the Closing Balance Sheet, the Accounting Arbitrator shall apply generally accepted accounting principles, consistent with the past practice of the Company. All determinations made by the Accounting Arbitrator shall be final, conclusive and binding on each party. Upon such determination, the Closing Balance Sheet as adjusted by the Accounting Arbitrator, shall be deemed finalized. The Accounting Arbitrator shall be directed to make its determination within forty-five (45) days of appointment. Each party shall bear its own costs and expenses associated with such determination. The fees and expenses of the Accounting Arbitrator (if any) shall be borne by the Shareholders; provided, however, that, if the determination of the Accounting Arbitrator results in an adjustment of the amount due from Buyer to the Shareholders of more than five percent (5%), such fees and costs shall be borne by Buyer.

         (f) The Purchase Price will be adjusted based upon the Closing Balance Sheet in accordance with the foregoing. In the event an amount is owed hereunder by Buyer to Shareholders as a result of any such adjustment, Buyer shall deliver such amount in immediately available funds to the Shareholders within fifteen
(15) business days after (i) receipt of the Closing Balance Sheet, in the event there is no Notice of Dispute, or (ii) a final determination by the Accounting Arbitrator. In the event an amount is owed hereunder by Shareholders to Buyer as a result of any such adjustment, the Shareholders shall deliver such amount in immediately available funds to the Buyer within fifteen (15) business days after
(i) receipt of the Closing Balance Sheet, in the event there is no Notice of Dispute, or (ii) a final determination by the Accounting Arbitrator.

         2.4 CLOSING. The Closing will take place at the offices of Preston Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, Washington on December 15, 1998 (the "CLOSING DATE"), unless another place or date is agreed to in writing by the parties hereto. At the Closing, the Company shall consummate the Financing and pay the Cash Dividend declared pursuant to Section 2.1, by wire transfer of immediately available funds to an account or accounts designated by the Shareholders prior to Closing. Contemporaneously therewith, the parties shall make the deliveries described in Section 2.5 hereof.

         2.5 CLOSING DATE DELIVERIES.

         (a) On the Closing Date, the Company and the Shareholders, as applicable, shall deliver to Buyer the following:

                  (i) Copy of the Articles of Incorporation of the Company, certified as of a recent date by the Washington Secretary of State;

                  (ii) Certificate of Existence of the Company as of a recent date issued by the Washington Secretary of State;

                  (iii) Officer's Certificate of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (w) no amendments to the Articles of Incorporation of the Company since July 16, 1998;
(x) Bylaws of the Company; (y) resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the Transaction contemplated hereby; and (z) incumbency and signatures of the officers of the Company executing this Agreement and any agreement executed and delivered in connection herewith;

                  (iv) Stock certificates evidencing the Acquired Shares, together with executed stock assignments in form reasonably appropriate for transfer;

                  (v) A Protective Covenant Agreement executed by Coley, substantially in the form of EXHIBIT 2.5(a)(v), attached hereto;

                  (vi) An opinion of Preston Gates & Ellis LLP, counsel to the Company, in the form of EXHIBIT 6.2.5, attached hereto; and

                  (vii) The certificates required by Sections 6.2.1 and 6.2.2.

         (b) On the Closing Date, Buyer shall deliver the following:

                  (i) To each Shareholder, that portion of the Purchase Price due to such Shareholder in accordance with Section 2.2;

                  (ii) The certificates required by Sections 6.3.1 and 6.3.2.

                  (iii) Copies of Buyer's Certificate of Formation, certified as of a recent date by the Delaware Secretary of State;

                  (iv) Certificate of good standing of Buyer issued as of a recent date by the Delaware Secretary of State;

                  (v) Officer's Certificate of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (x) no amendments to the Certificate of Formation since November 25, 1998; (y) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the Transaction contemplated hereby; and (z) incumbency and signatures of the officers of Buyer executing this Agreement and any agreement executed and delivered in connection herewith; and

                  (vi) Opinions of counsel to Buyer substantially in the form of
EXHIBIT 6.3.3(a) and (b), attached hereto.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                                  SHAREHOLDERS

         Except as disclosed in the Company Disclosure Schedule, the Company and the Shareholders jointly and severally represent and warrant to Buyer as herein set forth below. Disclosure of an item in response to one Section of this Agreement shall constitute disclosure and response to every Section of this Agreement, notwithstanding the fact that no express cross-reference is made, but only to the extent that the information provided in the Company Disclosure
Schedule is meaningful and not misleading in the context deemed disclosed for such other purpose(s) and reasonably appears to be responsive to the requirements of any other Section.

         3.1 ORGANIZATION; EXISTENCE AND POWER.

         (a) The Company is a corporation duly organized and validly existing under the laws of the State of Washington, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The Company is not, and is not required to be, qualified in any other jurisdiction to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company does not have any subsidiaries.

         (b) Each of the Trusts is a trust duly formed and validly existing under the laws of the State of Washington, and has all requisite power and authority to own, lease and operate its properties and carry on its business as now being conducted. Each of the Trusts is not, and is not required to be, qualified in any other jurisdiction to own, lease and operate its properties and to carry on its business as it is now being conducted.

         3.2 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of Ten Million (10,000,000) shares of common stock, of which Five Million Six Hundred Thousand (5,600,000) shares are issued and outstanding. All Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with applicable federal and state securities laws and were not issued in violation of any pre-emptive rights. There are not any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements, or rights of any character to which the Company is a party or by which the Company may be bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of the capital stock of the Company, or obligating the Company to grant, extend, or enter into any such option, warrant, call, conversion right, commitment, agreement, restriction, or right. The Shareholders are the lawful record and beneficial owners of all of the Company Shares shown as owned by such Shareholders on SCHEDULE 2.2(a) and have valid title thereto, free and clear of all liens, pledges, encumbrances, security interests, restrictions on transfer (other than restrictions under federal and state securities laws), claims, and equities of every kind. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Shares. Except for this Agreement, there are no outstanding warrants, options, or rights of any kind to acquire the Company Shares from the Shareholders.

         3.3 AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and, subject to the Company Required Statutory Approvals, to consummate the Transaction contemplated hereby. Each of the Shareholders has the full power and authority to enter into this Agreement, to carry out its respective obligations hereunder and to consummate the Transaction contemplated hereby. The execution and delivery by the Company and the Shareholders of this Agreement, the performance of their respective obligations hereunder, and the consummation of the Transaction contemplated hereby have been duly authorized by all necessary corporate or trust actions on the part of the Company and the Shareholders, as applicable. This Agreement has been duly executed and delivered by the Company and the Shareholders and constitutes a valid and binding obligation of the Company and the Shareholders enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

         3.4 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS.

         (a) The Company holds all Licenses material to the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all Governmental Entities having jurisdiction over it or any part of its operations. To the Knowledge of the Company, there are no violations or claimed violations of any such License or any statute, law, ordinance, rule, or regulation applicable to the conduct of the Company's business and the Company is in compliance therewith.

         (b) Subject to the satisfaction of the conditions set forth in Sections
6.1 and 6.3, the execution and delivery of this Agreement do not, and the consummation of the Transaction contemplated hereby will not conflict with or result in any violation of, or default under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on assets pursuant to (i) any provision of (A) the Articles of Incorporation or Bylaws of the Company, or (B) the organizational documents of the Trusts, or (ii) (A) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, or (B) any concession, franchise, License, Order, statute, law, ordinance, rule or regulation, in each case, applicable to the Company or its properties or Assets, other than, in the case of (ii)(A), any such violation or default which individually or in the aggregate would not have a Material Adverse Effect on the Business Condition of the Company.

                  (c) No Consent of any third party is required by or with respect to the Company or the Shareholders in connection with the execution and delivery of this Agreement by the Company and the Shareholders or the consummation by the Company and the Shareholders of the Transaction contemplated hereby except for Consents, if any, relating to the filing of a premerger notification report and all other required documents by Buyer and the Company, and the expiration of all applicable waiting periods under the HSR Act (the "COMPANY REQUIRED STATUTORY APPROVALS").

         3.5 COMPANY FINANCIAL STATEMENTS. Attached as SCHEDULE 3.5 are the following financial statements: (i) audited income statements, changes in equity, balance sheets, and statements of cash flow of the Company as of the close of the fiscal year ended December 1997, (ii) an interim income statement, balance sheet, and statement of cash flow of the Company for the period from January 1, 1998 to June 30, 1998 (which balance sheet shall be referred to as the "CURRENT BALANCE SHEET") (the statements in (i) and (ii) above are collectively referred to as the "COMPANY FINANCIAL STATEMENTS"). Such Company Financial Statements: (i) are in accordance with the books and records of the Company; (ii) present fairly, in all material respects, the financial position of the Company as of the dates indicated; and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the period indicated (except as otherwise indicated in the notes thereto); provided, however, that the Current Balance Sheet does not include footnotes and there have been no period-end adjustments.

         3.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities that are accrued or reserved against in the Current Balance Sheet, the Company has no liabilities or obligations (whether absolute, accrued, or contingent) that generally accepted accounting principles would require the Company to set forth on the Current Balance Sheet. To the Knowledge of the Company, the Company has no liabilities or obligations (whether absolute, accrued, or contingent) other than those that are accrued or reserved against in the Current Balance Sheet.

         3.7 NO MATERIAL ADVERSE CHANGE. Except as disclosed on the Company Disclosure Schedule, since December 31, 1997, the Company has conducted its business in the ordinary course and consistent with past practice and there has not been:

                  (a) To the Knowledge of the Company, any Material Adverse Effect on the Business Condition of the Company or any development or combination of developments that is reasonably likely to result in such a Material Adverse Effect;

                  (b) Any damage, destruction or loss, whether or not covered by insurance, to the assets or properties of the Company in the aggregate in excess of $50,000;

                  (c) Any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company, except as otherwise provided in Schedule 3.6;

                  (d) Any increase or change in the compensation or benefits payable or to become payable by the Company to any of its employees, except in the ordinary course of business consistent with past practice;

                  (e) Any acquisition or sale of a material amount of property of the Company, except in the ordinary course of business;

                  (f) Any increase in or implementation or modification of any bonus, pension, insurance, severance, employment, deferred compensation, retirement, or other employee benefit plan, payment, arrangement or agreement made to, for, or with any of its directors or employees;

                  (g) The granting of stock options, restricted stock awards, stock bonuses, stock appreciation rights and similar equity based awards;

                  (h) Any capital expenditures by the Company that exceed $30,000 in the aggregate;

                  (i) Except for sales of inventory in the ordinary course of business, any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the fixed assets of the Company having an aggregate value exceeding $50,000;

                  (j) (A) any acquisition by the Company (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof, or (B) any incurrence of any indebtedness for borrowed money or issuance of any debt securities or assumption, grant, guarantee or endorsement, or other accommodation or arrangement making the Company responsible for, the obligations of any person, or any loans or advances, the aggregate value of any matter set forth in this clause (j) which exceeds $50,000;

                  (k) Any change in any method of accounting, accounting practice, pricing policies or payment, collection, credit or inventory maintenance practices used by the Company, other than such changes required by generally accepted accounting principles;

                  (l) Any issuance or sale of additional shares of the capital stock of, or other equity interests in, the Company, or securities convertible into or exchangeable for such shares or equity interests in the Company, or issuance or granting of any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests, or such securities;

                  (m) Any amendment to the Company's Articles of Incorporation or Bylaws;

                  (n) Any entering into or performance of transactions by the Company with affiliates;

                  (o) Any labor union organizing activities, or any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs at the Company; and

                  (n) Any agreement by the Company to take any of the actions specified in this Section 3.7, except in accordance with this Agreement and the Transaction contemplated hereby.

         3.8 TAXES.

                  (a) The Company has timely filed (or caused to be filed) all Tax Returns required to be filed by the Company, which Tax Returns are true, correct, and complete in all material respects, and has paid all Taxes required to be paid as shown on such Tax Returns. All Taxes required to be paid in respect of the periods covered by such Tax Returns ("RETURN PERIODS") have either been paid or fully accrued on the books of the Company. The Company has fully accrued all unpaid Taxes in respect of all periods (or the portion of any such periods) subsequent to the Return Periods. No deficiencies or adjustments for any material amount of Tax have been claimed, proposed or assessed, or to the Knowledge of the Company, threatened. The Company Disclosure Schedule accurately sets forth the years for which the Company's federal and state income tax returns, respectively, have been audited and any years that are the subject of a pending audit by the IRS and the applicable state agencies. Except as so disclosed, the Company is not subject to any pending or, to the Knowledge of the Company, threatened, tax audit or examination and the Company has not waived any statute of limitations with respect to the assessment of any Tax. The Current Balance Sheet contains adequate accruals for all unpaid Taxes. The Company has provided Buyer true and correct copies of all Tax Returns, work papers and other tax data reasonably requested by Buyer. No consent or agreement has been made under Section 341 of the Code by or on behalf of the Company.

                  (b) There are no liens for Taxes upon the Assets of the Company, except for Taxes that are not yet payable. The Company has not entered into any agreements, waivers, or other arrangements in respect of the statute of limitations in respect of its Taxes or Tax Returns. The Company has withheld all Taxes required to be withheld in respect of wages, salaries, and other payments to all employees, officers, and directors and timely paid all such amounts withheld to the proper taxing authority.

                  (c) The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period, by reason of a change in accounting method; nor, to the Knowledge of the Company, has the IRS (or other taxing authority) proposed, or is the IRS (or other taxing authority) considering, any such change in accounting method. The Company is not a party to any agreement, contract, or arrangement that would result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. None of the

Assets of the Company is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the Assets of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code. Except as disclosed, none of the Assets of the Company secures any debt the interest on which is tax exempt under Section 103 of the Code.

                  (d) The Company has, for each taxable period since July 1, 1988, been a valid S corporation within the meaning of Section 1361 of the Code.

         3.9 EMPLOYEES. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Knowledge of the Company, threatened with respect to the Company. No employee of the Company has any written agreement or contract regarding his or her employment, other than an agreement for at-will employment. To the Knowledge of the Company, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement, or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company and, to the Knowledge of the Company, the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is in material compliance with all currently applicable laws respecting employment, employment practices and terms, conditions of employment and wages and hours. The Company is not engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against the Company before the National Labor Relations Board. Except as disclosed on the Company Disclosure Schedule, there are no pending or threatened charges or complaints alleging sexual harassment or other discrimination by the Company or any of its employees.

         3.10 EMPLOYEE BENEFIT PLANS. Each Plan covering active, former, or retired employees of the Company is listed in SCHEDULE 3.10. The Company has heretofore made available to the Buyer true, correct and complete copies of each Plan that is presently in effect. Except as set forth on the Company Disclosure Schedule, (i) each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by all applicable statutes, Orders, rules, and regulations, and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability; (ii) to the extent applicable, the Plans comply, in all material respects, with the requirements of ERISA and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and, to the Knowledge of the Company, nothing has occurred to cause the loss of such qualified status; (iii) no Plan is covered by Title IV of ERISA or Section 412 of the Code; (iv) the Company has not incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA; (v) there are no pending or anticipated material claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any such Plan; (vi) all material contributions, reserves or premium payments, required to be made as of the date hereof to the Plans have been made or provided for; (viii) the Company has not incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Company or any entity that is considered one employer with Company under Section 4001 of ERISA;
(ix) the Company has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA; and (x) the Company has no obligations for retiree health and life benefits under any Plan, and there are no restrictions on the rights of the Company to amend or terminate any such Plan without incurring any liability thereunder. All material expenses and liabilities relating to all of the Plans have been, and will on the Closing Date be, fully and properly accrued on the Company's books and records and disclosed in accordance with generally accepted accounting principles and in Plan financial statements.

         3.11 CERTAIN AGREEMENTS. Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of the Company, from the Company under any Plan, agreement, or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         3.12 LITIGATION. SCHEDULE 3.12 contains a list of each pending or threatened Proceeding against the Company or the Shareholders or to which the Company or the Shareholders is a party. There is no Proceeding pending or, to the Knowledge of the Company, threatened, that could effect the validity or enforceability of this Agreement or the consummation of the Transaction, or would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on the Business Condition of the Company, nor is there any Order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably can be foreseen, in the future could have any such effect. To the Knowledge of the Company, except as set forth on the Company Disclosure Schedule, there is no investigation pending or threatened against the Company before any foreign, federal, state, municipal, or other governmental department, commission, board, bureau, agency, instrumentality, or other Governmental Entity.

         3.13 TITLE TO AND CONDITION OF ASSETS.

                  (a) The Company has good and marketable title to, or in the case of Assets held under lease or other contractual obligation, a valid and enforceable right to use under an enforceable lease or license for, all of its Assets, including, without limitation, all Assets reflected in the Current Balance Sheet (except as sold or otherwise disposed of in the ordinary course of business or otherwise in accordance with this Agreement), free and clear of any material liens or restrictions that would preclude their current use, except:
(i) liens of current
taxes and assessments not yet delinquent, and (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to materialmen, warehousemen and the like.

         (b) The Fixed Assets taken as a whole currently in use or necessary for the business and operations of the Company are in good working condition, operating condition and state of repair for the operation of the Company's business, ordinary wear and tear excepted. Except as set forth in this Agreement, the Assets are AS IS, WHERE IS, and without representation as to merchantability or fitness for any particular purpose.

         (c) The Assets constitute all properties, rights and assets held for, used in or necessary for the conduct of the business of the Company as currently conducted by the Company.

    3.14 MAJOR CONTRACTS. SCHEDULE 3.14 contains a list of each of the following agreements to which the Company is a party or subject:

         (a) Any joint venture contract or arrangement or any other agreement that has involved or is expected to involve a sharing of gross revenues of $1,000,000 per annum or more to other persons;

         (b) Any lease for personal property in which the amount of payments that the Company is required to make on an annual basis exceeds $25,000, which is for a duration of more than one (1) year, and which is not reflected in the Company Financial Statements as a capitalized lease;

         (c) Any contract containing covenants purporting to materially limit the Company's freedom to compete in any line of business in any geographic area;

         (d) All contractual obligations (including, without limitation, options) to sell or otherwise dispose of any Assets, except for sales of inventory in the ordinary course of business;

         (e) All contractual obligations under which the Company has or will after the Closing have any liability or obligation to or for the benefit of the Shareholders or any affiliates of the Shareholders;

         (f) All contractual obligations under which the Company is or may become obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) and (ii);

         (g) All agreements with sales representatives and distributors; and

         (h) Any other material agreement or commitment to which the Company is a party, or otherwise relating to or affecting any of the Company's assets, properties, or operations, requiring payments in excess of $10,000.

         All contracts, plans, agreements, leases, and other commitments listed on SCHEDULE 3.14 are valid and in full force and effect and neither the Company nor, to the Knowledge of the Company, has any other party thereto, breached any material provisions of, or is in default in any material respect under the terms thereof.

    3.15 CUSTOMERS AND SUPPLIERS. SCHEDULE 3.15 sets forth a complete and correct list of: (a) the Company's ten (10) largest customers during the fiscal year ended December 31, 1997, and for the six (6) months ended June 30, 1998, based upon gross sales amounts, and (b) the ten (10) largest suppliers by dollar volume of the Company and the aggregate dollar volume of purchases by the Company from such suppliers for the fiscal year ended December 31, 1997, and for the six (6) months ended June 30, 1998. None of such customers or suppliers has terminated or, to the Knowledge of the Company, expressed an intent to terminate its business with the Company in the future or to materially reduce the amount of such business.

    3.16 REAL PROPERTY.

         (a) SCHEDULE 3.16(a) sets forth the street address and legal description of each Owned Property. With respect to the Owned Properties:

              (i) The Company has good and marketable title to each parcel of Owned Property, free and clear of any liens, easements, covenants, and restrictions other than: (x) liens for real estate taxes and assessments not yet delinquent; (y) easements, covenants, and other restrictions that do not preclude the current use or occupancy of the Owned Property subject thereto; and
(z) liens securing indebtedness reflected in the Current Balance Sheet (collectively, "PERMITTED EXCEPTIONS");

              (ii) There are no pending or, to the Knowledge of the Company, threatened, condemnation Proceedings relating to any of the Owned Properties affecting adversely the current use or occupancy thereof;

              (iii) There are no contracts granting to any party or parties the right of use or occupancy of any portion of the Owned Properties;

              (iv) There are no outstanding options or rights of first refusal to purchase the Owned Properties, or any portion thereof or interest therein;

              (v) There are no parties (other than the Company) in possession of the Owned Properties;

              (vi) The Company has not received written notice of: (A) any condemnation Proceeding with respect to any portion of the Owned Properties or affecting access thereto; or (B) any special assessment which may encumber any parcel of the Owned Properties; and

              (vii) To the Knowledge of the Company, the use of the Owned Property is in compliance in all material respects with all applicable zoning ordinances, laws, rules and regulations.

         (b) SCHEDULE 3.16(b) sets forth a list of all Leased Premises, in each case, setting forth the lessor and lessee thereof and the date and term of each of the leases, and the street address of each property covered thereby. Each of the leases is legal, valid, binding, enforceable and in full force and effect, will continue to be legal, valid, binding, enforceable and in full force and effect upon the consummation of the Transaction and has not been amended, and the Company is not in material default or breach under any lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such leases. With respect to each such Leased Premises:

              (i) The Company has a valid leasehold interest in the Leased Premises and the right to quiet enjoyment of such property;

              (ii) The Leased Premises that are used in the business of the Company are in the aggregate sufficient to meet the requirements of the Company's current normal business activities as conducted thereat;

              (iii) The Company has not received notice of: (A) any condemnation Proceeding with respect to any portion of the Leased Premises or any access thereto; or (B) any special assessment that may encumber any of the Leased Premises; and

              (iv) To the Knowledge of the Company, the use of the Leased Premises is in compliance in all material respects with all applicable zoning ordinances, laws, rules and regulations.

    3.17 ENVIRONMENTAL MATTERS.

         (a) To the Knowledge of the Company after due inquiry, the Company is and has at all times been in material compliance with all Environmental Laws governing its business, operations, properties, and assets, including, without limitation: (i) all requirements of Environmental Law relating to the discharge and handling of Hazardous Substances; (ii) all requirements of Environmental Law relating to notice, record keeping and reporting; and (iii) all requirements of Environmental Law relating to obtaining and maintaining Licenses for the ownership of its properties and assets and the operation of its business as presently conducted, including Licenses relating to the handling and discharge of Hazardous Substances.

         (b) There are no Notices or Proceedings pending or, to the Knowledge of the Company, threatened against the Company, or its businesses, operations, properties, or assets, issued by any Governmental Entity or third party with respect to any Environmental Laws (or Licenses issued to the Company thereunder) in connection with, related to or arising out of the ownership by the Company of its properties or assets or the operation of its business, which have not been resolved to the satisfaction of the issuing Governmental Entity or third party in a manner that would not impose any obligation, burden or continuing liability on Buyer in the event that the Transaction contemplated by this Agreement is consummated, or which could have a Material Adverse Effect on the Company.

         (c) To the Knowledge of the Company after due inquiry, the Company has not discharged, nor has it allowed or arranged for any third party to discharge Hazardous Substances to, at, or upon any location other than a site lawfully permitted to receive such Hazardous Substances and, to the Knowledge of the Company, no such discharge would have a Material Adverse Effect on the Business Condition of the Company. To the Knowledge of the Company, there has not occurred, nor is there presently occurring, a discharge of any Hazardous Substance on, into or beneath the surface of any real property currently owned or leased by the Company, in an amount requiring the Company to make a notice or report to a Governmental Entity.

         (d) Except as set forth on SCHEDULE 3.17(d), the Company does not own or operate, nor has the Company owned or operated any Aboveground Storage Tanks or any "underground storage tanks" as defined in any applicable Environmental Law, and to the Knowledge of the Company, there are not now nor have there ever been any such underground storage tanks beneath any real property currently or previously owned or leased by the Company that are or once were required to be registered under applicable Environmental Laws.

         (e) SCHEDULE 3.17(e) identifies documented results of all Environmental Site Assessments undertaken by the Company or its agents regarding the Company or any real property currently or previously owned or leased by the Company.

    3.18 TECHNOLOGY.

         (a) SCHEDULE 3.18(a) sets forth a true and complete list of all Intellectual Property Rights owned by the Company for which registrations have been made or applied for, including all patents, trademarks, service marks, copyrights, mask works and other forms of Intellectual Property that may be registered with any state, federal, or foreign government office or agency (the "REGISTERED INTELLECTUAL PROPERTY"). The Company is the sole and exclusive owner of the Registered Intellectual Property, free and clear of any encumbrances. All registrations and applications for registration of the Registered Intellectual Property are current, outstanding and valid, and the Company has complied with all requirements to maintain such registrations and applications for registration in full force and effect.

         (b) SCHEDULE 3.18(b) sets forth a true and complete list of all Intellectual Property (other than software that is generally commercially available to the public) that is licensed or sublicensed to the Company, or that the Company otherwise has a release, waiver, consent or right to use (the "LICENSED INTELLECTUAL PROPERTY"). The Shareholders and the Company have not received notice of breach, default, termination or cancellation as to any of the Licensed Intellectual Property, and the Company has obtained all consents, waivers and approvals necessary for the Company to have access to the Licensed Intellectual Property on terms identical to those currently in effect, following the consummation of the transactions contemplated in this Agreement.

         (c) The Company has the right to exercise all Intellectual Property rights currently being exercised by the Company, including rights in the Registered Intellectual Property, Licensed Intellectual Property and any and all other Intellectual Property requisite and necessary for the conduct of the business of the Company as of Closing. The Company has not granted to another a license, sublicense, release, waiver, consent or right to use any of the Intellectual Property owned by the Company.

     3.19 BROKERS AND FINDERS. Except as set forth on SCHEDULE 3.19, neither the Company, the Shareholders, nor any of its directors, officers, or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or similar payments in connection with the Transaction contemplated by this Agreement.

    3.20 PRODUCTS LIABILITY. To the Knowledge of the Company, there are no claims presently pending or threatened against the Company that: (a) are for products liability on account of any express or implied warranty, (b) are not fully covered by insurance, and (c) would, if decided adversely to the Company, have a Material Adverse Effect on the Business Condition of the Company.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Except as disclosed in the Buyer Disclosure Schedule, Buyer represents and warrants to the Company and the Shareholders herein set forth below. Disclosure of an item in response to one Section of this Agreement shall constitute disclosure and response to every Section of this Agreement, notwithstanding the fact that no express cross-reference is made, but only to the extent that the information provided in the Buyer Disclosure Schedule is meaningful and not misleading in the context deemed disclosed for such other purpose(s) and reasonably appears to be responsible to the requirements of any other Section.

         4.1 ORGANIZATION; STANDING AND POWER. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure so to qualify would have a Material Adverse Effect on the Business Condition of Buyer.

         4.2 AUTHORITY. Buyer has all requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and, subject to the Buyer Required Statutory Approvals, to consummate the Transaction contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance of its obligations hereunder, and the consummation of the Transaction contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally, and
(ii) general equitable principles.

         4.3 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS.

         (a) Buyer holds all Licenses from all Governmental Entities material to the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all Govermmental Entities having jurisdiction over it or any part of its operations. To the knowledge of Buyer, there are no violations or claimed violations of any License or any such statute, law, ordinance, rule or regulation applicable to the conduct of Buyer's business and the Buyer is in compliance therewith.

         (b) Subject to satisfaction of the conditions set forth in Sections 6.1 and 6.2, the execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby will not conflict with or result in any violation or default under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under or the creation of a lien, pledge, security interest, charge or other encumbrance on assets of (i) any provision of the Certificate of Formation or limited liability company agreement of Buyer, or (ii) any loan or credit agreement note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, License, Order, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets, other than, in the case of (ii), any such violation or default, which individually or in the aggregate would not have a Material Adverse Effect on the Business Condition of Buyer.

         (c) No Consent of any third party is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Transaction contemplated hereby, except for Consents, if any, relating to the filing of a premerger notification report and all other required documents by Buyer and the Company under the HSR Act ("BUYER REQUIRED STATUTORY APPROVALS").

         4.4 BROKERS AND FINDERS. Except as set forth on SCHEDULE 4.4, neither Buyer nor any of its directors, officers, or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         In addition to the foregoing, Buyer and Company each agree to take the following actions after the execution of this Agreement.

         5.1 ACCESS TO INFORMATION. Subject to the terms of the Confidentiality Agreement, the Company shall, subject to applicable law, afford Buyer and its accountants, counsel, financing sources, and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to (i) all of its properties, books, contracts, commitments, and records (including, without limitation, customer records, orders, licenses, production and billing records, computer files, inventory, accounts receivable and accounts payable files), and (ii) all other information concerning the business, properties and personnel of the Company, as Buyer may reasonably request and as is necessary to complete the Transaction and prepare for an orderly transition of operations after the Closing. The Company agrees promptly to provide to Buyer and its accountants, counsel, and representatives, copies of internal financial statements upon the request therefore. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

         5.2 RIGHT OF OFFSET.

         (a) In addition to the general indemnification obligations of the Shareholders set forth in Section 7.1 hereof, Coley (and not the other Shareholders) hereby agrees to indemnify and hold Buyer harmless from and against: (i) fifty percent (50%) of the amount by which Losses incurred by the Company from claims relating to conduct engaged in by Jeff Tomlinson prior to Closing, as further described in the Company Disclosure Schedule, exceed Three Hundred Thousand Dollars ($300,000), up to a maximum offset of Two Hundred Fifty Thousand Dollars ($250,000); and (ii) fifty percent (50%) of the amount by which Losses arising during the nine (9) month period following Closing relating to wastewater treatment process at the Burlington facility and the conversion by the Burlington Wastewater Treatment Plan from a chlorine-based disinfectant process to an ultraviolet disinfectant process, as further described in the Company Disclosure Schedule, exceed One Hundred Thousand Dollars ($100,000), up to a maximum offset of Two Hundred Fifty Thousand Dollars ($250,000) and Coley further agrees that the Company shall have the right to offset any such indemnified Losses against the principal amount payable to Coley under Coley's Promissory Note; provided, that in no event shall the aggregate of (x) such offsets against Coley's Promissory Note, and (y) the claims for indemnification pursuant to Section 7.1 exceed the Shareholders' maximum liability pursuant to
Section 7.6 hereof of Ten Million Dollars ($10,000,000). Coley's indemnification obligations under this Section 5.2 shall not otherwise be subject to the limitations set forth in Section 7.6.

         (b) In order to make a claim for indemnification and offset pursuant to this Section 5.2, the Company must deliver a Claim Notice to Coley when the Losses are actually incurred or paid by the Company, which shall include copies of relevant information substantiating the amount and basis of such claim. If after receiving the Claim Notice, Coley desires to dispute the amount of offset (but not the underlying claim), Coley shall deliver to the Company a Counternotice as to such amount. Such Counternotice shall be delivered within thirty (30) days after the date of the Claim Notice to which it relates is received by Coley. If no such Counternotice is received within the aforementioned thirty (30) day period, the Company shall be entitled to an immediate offset against Coley's Promissory Note. If within thirty (30) days after receipt by the Company of the Counternotice to a Claim Notice, the parties have not reached agreement as to the amount in question, the claim for offset shall be decided in accordance with the provisions of Section 8.6.

         5.3 EMPLOYEE BENEFITS. As a material inducement for Coley to enter into this Agreement and continue as a shareholder of the Company following the Closing of the Transaction, the Company has agreed and Buyer, as the principal shareholder of the Company post-Closing, has agreed to cause the Company to provide certain specific employee benefits to employees of the Company effective immediately upon Closing, as follows: (i) a retention bonus plan ("RETENTION BONUS PLAN") providing for retention bonuses in the aggregate amount of Twelve Million Dollars ($12,000,000), substantially in the form of EXHIBIT 5.3(a) attached hereto, (ii) a stock option plan ("STOCK OPTION PLAN"), substantially in the form of EXHIBIT 53(b), attached hereto; and (iii) a cash incentive compensation plan ("CASH INCENTIVE COMPENSATION PLAN"), substantially in the form of EXHIBIT 53(c) attached hereto. The Buyer agrees that it shall cause the Company to continue to maintain the Profit Sharing Plan for the remainder of plan year 1998 and for all of plan year 1999, subject to the amendments described on SCHEDULE 5.3(d) attached hereto, which shall be implemented effective as of the commencement of plan year 1999. Buyer and the Company agree that the Company shall have no right or authority to modify or amend the Retention Bonus Plan without the prior written consent of Coley, which modifications and/or amendments must be acceptable to Coley in his sole and absolute discretion, which may be unreasonably withheld. Further, Buyer and the Company agree that except as provided on SCHEDULE 5.3(d) with respect to the Profit Sharing Plan, for the period through December 31, 1999, the Company will not reduce the rights and preferences granted to the employees under the Stock Option Plan, Cash Incentive Compensation Plan or Profit Sharing Plan, without the prior written consent of Coley, which consent will not be unreasonably withheld.

         5.4 PAYMENT OF INSURANCE PROCEEDS. The Company hereby agrees, and Buyer hereby agrees to cause the Company, to pay to each of the Shareholders, promptly upon receipt, their Pro Rata Percentage of the proceeds payable by Hartford Insurance Company to the Company arising from claims filed by the Company relating to lost earnings and capital equipment losses relating to that certain explosion at the Company's Redmond plant on July 16, 1998.

         5.5 EXPENSES. Except as otherwise contemplated by or expressly provided for in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Transaction shall be paid by the party incurring such costs and expenses, with the expenses of the Company incurred through the Closing Date to be borne by the Shareholders; provided, however, that Buyer shall bear the entire cost of the HSR Act filing fee and any litigation pursuant to Section 5.2. Without limiting the generality of the foregoing, the Shareholders hereby agree to pay the fees and expenses of any party set forth on SCHEDULE 3.19 and Buyer hereby agrees to pay the fees and expenses of any party set forth on SCHEDULE 4.4.

         5.6 ADDITIONAL AGREEMENTS. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full title to all properties, assets, rights, approvals, immunities, and franchises of the

Company, the Shareholders, and the proper officers and directors of Buyer and the Company shall take all such necessary action.

         5.7 PUBLIC ANNOUNCEMENTS. Buyer, Company and Shareholders each respectively agree not to make any press release or other public announcement concerning the Transaction contemplated by this Agreement without the consent and approval of the other parties hereto.

         5.8 TAXES. The Shareholders and Buyer covenant with each other regarding Taxes as follows:

         (a) Shareholders shall be liable for any and all Taxes imposed on the Shareholders or the Company that relate to taxable periods that end on or before the Closing Date, and shall be entitled to refunds of (x) any and all such Taxes for the taxable periods ending on or before the Closing Date; and (y) any and all refunds relating to Taxes listed on the attached SCHEDULE 5.8(a). Buyer shall be liable for any and all Taxes imposed on the Company, except those Taxes that are the liability of the Shareholders under this Section 5.8(a). In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

                  (i) In the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than any Washington excise tax on real estate sales imposed on the contemplated Transaction, as provided under Section 5.8(d)), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes); and

                  (ii) In the case of Taxes not described in subparagraph (i) above that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

         (b) The Shareholders shall cause to be prepared and filed on behalf of the Company the Tax Returns with respect to the federal, state, or local Income Taxes relating to the Company's final taxable period ending on the Closing Date. Buyer shall cause to be prepared and filed all Tax Returns of the Company, other than those Tax Returns that are the responsibility of the Shareholders under this Section 5.8(b), including taxable periods beginning prior to but ending after the Closing Date.

         (c) In the event Buyer or any of its affiliates receives notice of any examination, claim, adjustment, or other Proceeding (a "PROCEEDING NOTICE") with respect to the liability for Income Taxes for any taxable period of the Company for which the Shareholders are or may be liable under Section 5.8(a), Buyer shall notify the Shareholders in writing thereof (the "BUYER NOTICE") no later than the earlier of (i) thirty (30) days after the receipt by Buyer or any of its affiliates of the Proceeding Notice, or (ii) ten (10) days prior to the deadline for responding to the Proceeding Notice. As to any such Taxes for which the Shareholders are solely liable under Section 5.8(a), the Shareholders shall be entitled at their sole expense to control the contest of such examination, claim, adjustment, or other Proceeding, provided that: (a) the Shareholders notify Buyer in writing that they desire to do so no later than the earlier of
(i) thirty (30) days after receipt of the Buyer Notice, or (ii) ten (10) days prior to the deadline for responding to the Proceeding Notice, and (b) the Shareholders may not, without the consent of Buyer, agree to any settlement that could result in an increase in the amount of Taxes for which Buyer is liable under Section 5.8(a). With respect to any other examination, claim, adjustment, or other Proceeding with respect to Taxes, Buyer shall control the contest of such examination, claim, adjustment, or other Proceeding, provided that Buyer may not, without the prior consent of the Shareholders, agree to any settlement that could result in an increase in the amount of Taxes for which the Shareholders are liable under Section 5.8(a). The parties shall cooperate with each other and with their respective affiliates, and will consult with each other, in the negotiation and settlement of any Proceeding described in this
Section 5.8(c). Buyer will provide, or cause to be provided, to the Shareholders necessary authorizations, including powers of attorney, to control any Proceedings that the Shareholders are entitled to control pursuant to this
Section 5.8(c).

         (d) All Taxes with respect to the Company or generated by the Transaction contemplated by this Agreement shall be paid by the party that is legally responsible therefor; provided, however, that if and to the extent that the Washington excise tax on real estate sales (RCW 82.45-82.46) is imposed on the contemplated Transaction, Buyer agrees to pay such excise tax notwithstanding that such tax may be a legal obligation of the Shareholders.

         (e) Buyer, on the one hand, and the Shareholders, on the other hand, will provide, or cause to be provided, to the other party copies of all correspondence received from any taxing authority by such party or any of its affiliates in connection with the liability of the Company for Taxes for any period for which such other party is or may be liable under Section 5.8(a). The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any return, amended return, or claim for refund, in determining a liability or a right of refund, or in conducting any audit or other Proceeding, in respect of Taxes imposed on the Company. The Buyer, on the one hand, and the Shareholders, on the other hand, and their affiliates will preserve and retain all returns, schedules, work papers, and all material records or other documents relating to any such returns, claims, audits, or other Proceedings until the expiration of the statutory period of limitations (including extensions) of the taxable periods to which such documents relate and until the final determination of any payments that may be required with respect to such periods under this Agreement and shall make such documents available at the then current administrative headquarters of such party to the other party or any affiliate thereof, and their respective officers, employees, and agents, upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records relating to the Company as they shall deem necessary. Buyer, on the one hand, and the Shareholders on the other hand, further agree to permit representatives of the other party or any affiliate thereof to meet with employees of such party on a mutually convenient basis in order to enable such representatives to obtain additional information and explanations of any documents provided pursuant to this Section 5.8(e). Any information obtained pursuant to this Section 5.8(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other Proceeding. Each party shall provide the cooperation and information required by this Section 5.8(e) at its own expense.

                  (f) The parties agree that, in connection with the Transaction, the parties shall cause an express election pursuant to Section 338(h)(10) of the Code (the "ELECTION"), to be made for the Company for U.S. federal, state and local Income Tax purposes, and shall comply with the rules and regulations applicable to such Election.

                           (i)      For purposes of making such Election, Buyer
and Shareholders agree that as soon as practicable after the Closing Date, but in no event more than thirty (30) days thereafter, Buyer shall cause to be prepared and delivered to the Shareholders a proposed allocation of the "adjusted grossed-up basis" in the Company Shares (within the meaning of the Treasury Regulations under Section 338 of the Code) to such assets (the "PROPOSED ALLOCATION").

                           (ii)     If a Shareholder wishes to dispute the
Proposed Allocation, the Shareholder Representative shall notify Buyer in writing within ten (10) business days after the date of receipt of the Proposed Allocation. Failure of the Shareholders to respond to the Proposed Allocation within the ten (10) business day notice period shall be deemed an acceptance of the Proposed Allocation prepared by Buyer, whereupon it shall be deemed finalized. In the event of the delivery to Buyer of notice of a dispute, Buyer and the Shareholders shall consult in good faith in an effort to resolve such dispute. If such dispute cannot be resolved within fifteen (15) days after Buyer receives such notice, the Shareholders and the Company hereby mutually agree that the Accounting Arbitrator shall have authority to finalize the Proposed Allocation (such finalized Proposed Allocation is referred to herein as the "ALLOCATION"). The fees and expenses of the Accounting Arbitrator (if any) shall be borne equally by the parties.

                           (iii)    The Allocation shall be binding upon Buyer
and the Shareholders for purposes of allocating the "deemed selling price" (within the meaning of the Treasury regulations under Section 338 of the Code) among the assets of the Company. The Allocation shall be adjusted to reflect any adjustment to the Purchase Price pursuant to Section 2.3.

                           (iv)     The Shareholders shall indemnify the Company
and Buyer for any additional Taxes imposed on the Company as a result of the failure of the aggregate tax basis of the assets of the Company to equal the aggregate amounts set forth in the Allocation as a result of the Election not being valid because of the failure of the Company to qualify or otherwise be treated as an S corporation for Tax purposes. The obligation to indemnify the Company and Buyer pursuant to the preceding sentence shall survive the Transaction through the expiration of the statute of limitations for each tax period in which depreciation or amortization deductions with respect to such aggregate tax basis are claimed.

                  (g) The Shareholders and the Buyer agree that any payment required by this Section 5.8 shall be treated as an adjustment to the Purchase Price.

                  (h)      The obligations of the parties set forth in this
Section 5.8 shall remain in effect for the statutory period during which the Taxes in question can be imposed.

                  (i) In the event of a conflict between the provisions of this Section 5.8 and any other provisions of this Agreement, the provisions of this Section 5.8 shall control.

         5.9 OPERATING LEASE. The Company hereby agrees, and Buyer hereby agrees to cause the Company, to pay each of the Shareholders, promptly upon receipt, their Pro Rata Percentage of $960,427.82, which represents amounts owing to the Company in connection with that certain Operating Lease, of even date herewith, by and between Wells Fargo Leasing Corporation and the Company.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSACTION. The respective obligation of each party to effect the Transaction shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  6.1.1 CONSENTS. All material Consents legally required for the consummation of the Transaction contemplated by this Agreement shall have been filed, occurred, or been obtained.

                  6.1.2 NO RESTRAINTS. No statute, rule, regulation, or Order shall have been enacted, entered, promulgated, or enforced by any United States court or Governmental Entity of competent jurisdiction that enjoins or prohibits the consummation of the Transaction and that is then in effect.

                  6.1.3 NO BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation, or Order enacted, entered, enforced, or deemed applicable to the Transaction by any Governmental Entity which, in connection with the grant of any Required Statutory Approval, imposes any restriction, condition or obligation upon Buyer other than as provided in
Section 5.2, or the Company which would have a material adverse effect on the economic or business benefits of the Transaction contemplated by this Agreement.

         6.2 CONDITIONS OF OBLIGATIONS OF BUYER. The obligations of Buyer to effect the Transaction are subject to the satisfaction of the following conditions, unless waived by Buyer:

                  6.2.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS. The representations and warranties of the Company and the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement; provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 6.2.1 has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects. Buyer shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect on the Closing Date.

                  6.2.2 PERFORMANCE OF OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS. The Company and the Shareholders shall have performed in all material respects all agreements and covenants required to be performed by it or them under this Agreement prior to the Closing Date. Buyer shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

                  6.2.3 CONSENTS AND APPROVALS. Buyer, the Shareholders and the Company shall have received, as applicable, the third party consents listed on SCHEDULE 6.2.3 attached hereto.

                  6.2.4 EMPLOYMENT AGREEMENTS. Buyer shall have entered into employment agreements with the parties listed on SCHEDULE 6.2.4 attached hereto.

                  6.2.5 OPINION OF COMPANY'S COUNSEL. Buyer shall have received an opinion dated the Closing Date of Preston Gates & Ellis LLP, counsel to the Company, in substantially the form attached as EXHIBIT 6.2.5.

                  6.2.6 FINANCING. The Company shall have obtained the Financing on terms acceptable to the Buyer in its sole and absolute discretion.

         6.3 CONDITIONS OF OBLIGATIONS OF THE SHAREHOLDERS. The obligation of the Shareholders to effect the Transaction is subject to the satisfaction of the following conditions, unless waived by the Shareholders:

                  6.3.1 REPRESENTATIONS AND WARRANTIES OF BUYER. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement; provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 6.3.1 has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects. The Shareholders shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect on the Closing Date.

                  6.3.2 PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed in all material respects all agreements and covenants required to be performed by Buyer under this Agreement prior to the Closing Date and the Shareholders shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.

                  6.3.3 OPINIONS OF BUYER'S COUNSEL. Company shall have received (a) an opinion dated the Closing Date of Shearman & Sterling, counsel to Buyer, substantially in the form of EXHIBIT 6.3.3(a), and (b) an opinion dated the Closing Date of Bogle & Gates, local Washington counsel to Buyer, substantially in the form of EXHIBIT 6.3.3(b).

                                   ARTICLE VII

                                 INDEMNIFICATION

         7.1 INDEMNIFICATION BY SHAREHOLDERS. Subject to Sections 7.5 and 7.6, the Shareholders shall, jointly and severally, defend, indemnify, and hold Buyer harmless from and against, and reimburse Buyer with respect to, any and all Losses incurred by Buyer by reason of or arising out of or in connection with any (i) breach, or any claim (including claims by parties other than Buyer) that if true, would constitute a breach, by the Company of any representation or warranty of the Company contained in this Agreement or in any certificate delivered to Buyer pursuant to the provisions of this Agreement (in each case, solely for purposes of determining the amount of such Loss and not for determining the existence of a breach or claim, as each such representation and warranty would read if all qualifications as to materiality, including without limitation, as to Material Adverse Effect on the Business Condition of the Company, were deleted), and (ii) the failure, partial or total, of the Shareholders to perform any covenant required by this Agreement to be performed by the Shareholders. There shall be no right of contribution from the Company or any successor to the Company.

         7.2 INDEMNIFICATION BY BUYER. Subject to Sections 7.5 and 7.6, Buyer shall defend, indemnify, and hold the Shareholders, the Company, and their employees, officers, directors, and trustees harmless from and against, and reimburse the Shareholders and the Company and their employees, officers, directors, and trustees with respect to, any and all Losses of every nature whatsoever incurred by the Shareholders, their trustees, the Company, and employees, officers, and directors of the Company by reason of or arising out of or in connection with: (i) any breach, or any claim (including claims by parties other than the Company or the Shareholders) that if true, would constitute a breach by Buyer of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered to Company pursuant to the provisions of this Agreement, (in each case, solely for purposes of determining the amount of such Loss and not for determining the existence of a breach or claim, as each such representation and warranty would read if all qualifications as to materiality, including without limitation, as to Material Adverse Effect on the Business Condition of the Company, were deleted), and (ii) the failure, partial or total, of Buyer to perform any agreement or covenant required by this Agreement to be performed by Buyer.

         7.3 Notice of Claims. All claims for indemnification under this Agreement shall be resolved in accordance with the following procedures:

                  (a) If an indemnified party reasonably believes that it may incur any Losses, it shall deliver a Claim Notice to the indemnifying party for such Losses. If an indemnified party receives notice of a third-party claim for which it intends to seek indemnification hereunder, it shall give the indemnifying party prompt written notice of such claim, so that the indemnifying


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

party's defense of such claim under Section 7.4 hereunder may be timely instituted. The failure to give any notice required by this Section 7.3(a) shall not relieve the indemnifying party of any obligations contained in this Article VII, except to the extent the failure to give such notice actually prejudices the rights of the indemnifying party.

                  (b) When Losses are actually incurred or paid by an indemnified party or on an indemnified party's behalf or otherwise fixed or determined, the indemnified party shall deliver a Payment Certificate to the indemnifying party for such Losses. If a Claim Notice or Payment Certificate refers to any Proceeding made or brought by a third party, the Claim Notice or Payment Certificate shall include copies of the claim, any process served, and all legal proceedings with respect thereto.

                  (c) If, after receiving a Payment Certificate, the indemnifying party desires to dispute such claim or the amount claimed in the Payment Certificate, it shall deliver to the indemnified party a Counternotice as to such claim or amount. Such Counternotice shall be delivered within thirty
(30) days after the date the Payment Certificate to which it relates is received by the indemnifying party. If no such Counternotice is received within the aforementioned thirty (30) day period, the indemnified party shall be entitled to prompt payment for such Losses from the indemnifying party.

                  (d) If, within thirty (30) days after receipt by the indemnified party of the Counternotice to a Payment Certificate, the parties have not reached agreement as to the claim or amount in question, the claim for indemnification shall be decided in accordance with the provisions of Section 8.6.

                  (e) With respect to any Losses for which indemnification is being claimed based upon an asserted liability or obligation to a person or entity not a party to this Agreement, the obligations of the indemnifying party hereunder shall not be reduced as a result of any action by the indemnified party in responding to such claim if such action is reasonably required to minimize damages, avoid a forfeiture or penalty, or comply with a legal requirement.

         7.4      DEFENSE OF THIRD PARTY CLAIMS.

                  (a) The indemnifying party under this Article VII shall have the right to conduct and control, through counsel of its own choosing, any third-party claim, action or suit ("THIRD PARTY CLAIM"), or settlement thereof. The indemnified party may, at its election, participate in the defense of any such Third Party Claim, with counsel of its choosing, but shall be required to bear the fees and expenses of such counsel. Notwithstanding the foregoing, if in the reasonable judgment of the indemnified party (i) there is a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of such claim, or (ii) in the case where Buyer or the Company is the indemnified party, considerations relating to the operation of the Company that, in the reasonable judgment of Buyer, would have a Material Adverse Effect on the Business Condition of the Company would require the indemnified party to defend or respond in a manner different from that recommended by the indemnifying party, the indemnified party shall have the right to undertake the defense or settlement thereof, at the indemnifying party's expense, and the indemnifying party shall be entitled to participate in the defense of such claim, the cost of such participation to be at its own expense.

         (b) If the indemnifying party fails to defend any Third Party Claim, then the indemnified party may defend, with counsel of its own choosing, and settle such Third Party Claim and then recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense.

         (c) Notwithstanding the foregoing, the indemnifying party shall not be liable to pay any settlement of a Third Party Claim unless the indemnified party shall have given the indemnifying party written notice of the terms of the proposed settlement and the indemnifying party shall have failed, within twenty
(20) days of receipt of such notice, to undertake the defense of the Third Party Claim.

         (d) The indemnifying party shall not settle any Third Party Claim which includes any term that requires any act or forbearance by the indemnified party in respect of such Third Party Claim without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

         (e) The assumption by an indemnifying party of the control of the defense or settlement of any Third Party Claim shall not be deemed a waiver by the indemnifying party of its right to challenge its obligation to indemnify the indemnified party hereunder.

         (f) Buyer and the Shareholders shall cooperate in all reasonable respects with each other in connection with the defense, negotiation, or settlement of any legal proceeding, claim, or demand referred to in this Section 7.4.

         7.5 TIME LIMIT. The provisions of this Article VII shall apply only to Losses that are incurred or relate to claims, demands, or liabilities that are asserted or threatened within eighteen (18) months of the Closing Date; provided, however, that such time limitation shall not apply to breaches of (i) the representations and warranties set forth in Section 3.8 (with respect to which representations and warranties claims may be asserted until the expiration of the applicable statue of limitations ), or Section 3.17 (with respect to which claims may be asserted within three (3) years of the Closing Date), or
(ii) Sections 5.4, 5.5, 5.6, 5.7, and 5.8 hereof, and provided, further, that the obligation of the Shareholders to indemnify Buyer for such claims for which a Claim Notice is given within the time period set forth above shall continue until the final resolution of each such claim.

         7.6 LIMITATIONS. Notwithstanding any other provision in this Article VII, the indemnified party shall be entitled to indemnification only if the aggregate Losses exceed One Million Dollars ($1,000,000) (the "THRESHOLD AMOUNT"), and provided further that at such time as the amount to which such indemnified party is entitled to be indemnified exceeds the Threshold Amount (which Threshold Amount claims shall thereafter be deductible from any claims made hereunder), the event or condition giving rise to a claim for indemnification exceeds Twenty Thousand Dollars ($20,000). The aggregate amount to which an indemnified party shall be entitled to be indemnified will not exceed Ten Million Dollars ($10,000,000). The sole remedy of Buyer and the Shareholders for breaches of this Agreement shall be claims made in accordance with and subject to the limitations of this Article
VII. Notwithstanding the foregoing, the limitations set forth in this Section
7.6 shall not apply to any claim based upon (i) representations in Article III which were fraudulently made, (ii) the breach of a covenants or agreement hereof, (iii) the representations set forth in Sections 3.1 and 3.2, and (iv) the representations set forth in Section 3.8 or any other matter with respect to Taxes (it being understood that the indemnity for Taxes shall be governed exclusively by Section 5.8).

         7.7 SHAREHOLDER REPRESENTATIVE. As used herein, the term "SHAREHOLDER REPRESENTATIVE," shall mean Lewis 0. Coley, III, or, if Lewis 0. Coley, III dies, resigns, or for any reason refuses or is unable to act the substitute (which shall be a natural person) specified in a written notice of substitution signed by all the Trusts and given to the Company and Buyer in the manner specified in Section 8.2 hereof The Company and Buyer shall be entitled to conclusively rely upon action or inaction by the Shareholder Representative as being fully authorized and approved by and binding upon all of the Shareholders notwithstanding any assertion by any single Shareholder or group of Shareholders to the contrary, it being the purpose and intent of this Section 7.7 that Buyer and the Company shall be entitled to treat the Shareholder Representative as if such person were the sole selling Shareholder of all Shares of the Company. Coley and each of the Trusts hereby agree among themselves, and with and for the benefit of the Company and Buyer, that the Shareholder Representative is hereby appointed the agent and attorney-in-fact for each Shareholder with full power, authority and discretion to act on behalf of each Shareholder with respect to all action, inaction, disputes, decisions or other matters arising out of or in connection with this Agreement. Such attorney-in-fact shall have full power of substitution. This power of attorney is hereby acknowledged and declared to be irrevocable and a power coupled with an interest (in favor of each other Shareholder, Buyer and the Company), shall survive the term or dissolution of each Trust, and shall extend to and be binding upon such Shareholder's legal representatives, heirs, successors, and assigns.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except as otherwise provided in Section 7.5, all representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to be conditions to the Transaction and shall not survive the Transaction, except for the agreements contained in Sections 5.3, 5.4, 5.5, 5.6, 5.7, and 5.8 and the agreements delivered pursuant to this Agreement.

         8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or given by telex or machine-confirmed facsimile or three
(3) business days after a writing is deposited in the United States mail, first class postage or other charges prepaid and registered, return receipt requested, addressed as follows (or at such other address for a party as shall be specified by like notice):

(a)      if to Buyer, to:

         Circuit Holdings, LLC
         c/o Thayer Equity Investors III, L.P.
         1455 Pennsylvania Avenue, N.W. Suite 350
         Washington D.C. 20004

         Attention: Jeff Goettman
         Phone: (202) 371-0150
         Fax: (202) 371-0391

         WITH A COPY TO:

         Shearman & Sterling
         555 California Street, Suite 2000
         San Francisco, CA 94104

         Attention: Christopher D. Dillon, Esq.
         Phone: (415) 616-1122
         Fax: (415) 616-1199

(b)      if to the Company, to:

         c/o Simon Dadoun & Co., P.S.
         1756 114th Ave. S.E., Suite 206
         Bellevue, WA 98004
         Attention: Lewis 0. Coley, III
         Phone: (425) 454-6299
         Fax: (425) 454-1487

         Pacific Circuits, Inc.
         17550 N.E. 67th Court
         Redmond, WA 98052
         Attention: Lewis 0. Coley, III
         Phone: (425) 882-1268
         Fax: (425) 883-7575

                           WITH A COPY TO:

                          Preston Gates & Ellis LLP
                          5000 Columbia Center
                          701 Fifth Ave.
                          Seattle, WA 98104-7078

                          Attention: Connie R. Collingsworth
                          Phone: (206) 623-7580
                          Fax: (206) 623-7022

                  (c)     if to the Shareholders, to:

                          Lewis 0. Coley, III
                          1925 E. Beaver Lake Dr. S.E.
                          Issaquah, WA 98029

                          The Colleen Beckdolt Trust No. 2
                          c/o Don E. Dascenzo
                          Inslee Best, Doezie & Ryder, P.S.
                          Rainier Plaza, Suite 1900
                          777 - 108th Avenue N.E.
                          P.0. Box C-90016
                          Bellevue, WA 98009-9016

                          The Ian Lewis Coley Trust No. 2
                          c/o Don E. Dascenzo
                          Inslee Best, Doezie & Ryder, P.S.
                          Rainier Plaza, Suite 1900
                          777 - 108th Avenue N.E.
                          P.0. Box C-90016
                          Bellevue, WA 98009-9016

                          WITH A COPY TO:

                          Preston Gates & Ellis LLP
                          5000 Columbia Center
                          701 Fifth Ave.
                          Seattle, WA 98104-7078

                          Attention: Connie R. Collingsworth
                          Phone: (206) 623-7580
                          Fax: (206) 623-7022

         8.3 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include", "includes", and "including" when used therein shall be deemed in each case to be followed by the words "without limitation". The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an Exhibit will mean a section in, or exhibit to, this Agreement unless otherwise explicitly set forth.

         8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each the other parties, it being understood that all parties need not sign the same counterpart.

         8.5 MISCELLANEOUS. This Agreement, the Confidentiality Agreement, and the documents referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder (except as otherwise expressly provided herein; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

         8.6 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Washington. The parties agree that King County, Washington, shall be the exclusive proper place of venue for any action, dispute, or controversy arising from or in connection with this Agreement. The parties irrevocably agree that any Proceeding arising out of or in connection with this Agreement shall be brought either in the King County Superior Court or in the United States District Court Division in which King County is located. If any legal action or any arbitration or other Proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or Proceeding, in addition to any other relief to which it may be entitled.

          (THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK)

         IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement to be executed by their respective and duly authorized officers, and the Shareholders or their respective trustees have duly executed this Agreement, all as of the date first written above.

BUYER                                        SHAREHOLDERS

CIRCUIT HOLDINGS, LLC
                                             /s/ Lewis O. Coley, III
By /s/ Jeffrey W. Goettman                   ----------------------------------
  ---------------------------                Lewis O. Coley, III
   Jeffrey W. Goettman
   Authorized Representative                 THE COLLEEN BECKDOLT TRUST NO. 2

COMPANY                                      By /s/ Melissa L. Hirsch
                                                -------------------------------
PACIFIC CIRCUITS, INC.                          Melissa L. Hirsch, Co-Trustee

By /s/ Lewis O. Coley, III                   By /s/ Simon Dadoun
  -------------------------------               -------------------------------
   Lewis O. Coley, III, President               Simon Dadoun, Co-Trustee

                                             THE IAN LEWIS COLEY TRUST NO. 2

                                             By /s/ Melissa L. Hirsch
                                                -------------------------------
                                                Melissa L. Hirsch, Co-Trustee

                                             By /s/ Simon Dadoun
                                                -------------------------------
                                                Simon Dadoun, Co-Trustee